Exhibit 99.2

Item 7.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations.

RESULTS OF OPERATIONS

We manufacture, market and sell skin care, makeup, fragrance and hair care products which are distributed in over 130 countries and territories. The following table is a comparative summary of operating results from continuing operations for fiscal 2005, 2004 and 2003 and reflects the basis of presentation described in Note 2 and Note 17 to the Notes to Consolidated Financial Statements for all periods presented. Products and services that do not meet our definition of skin care, makeup, fragrance and hair care have been included in the “other” category.

	Year Ended June 30
	2005	2004	2003
	(In millions)
NET SALES
By Region:
The Americas	$3,351.1	$3,120.8	$2,904.1
Europe, the Middle East & Africa	2,109.1	1,863.4	1,499.2
Asia/Pacific	819.8	757.3	646.5
	$6,280.0	$5,741.5	$5,049.8
By Product Category:
Skin Care	$2,352.1	$2,140.1	$1,893.7
Makeup	2,366.8	2,099.4	1,841.6
Fragrance	1,260.6	1,221.1	1,059.6
Hair Care	273.9	249.4	228.9
Other	26.6	31.5	26.0
	$6,280.0	$5,741.5	$5,049.8
OPERATING INCOME
By Region:
The Americas	$366.2	$323.2	$262.7
Europe, the Middle East & Africa	305.3	276.9	226.7
Asia/Pacific	55.3	48.8	41.4
	726.8	648.9	530.8
Special Charges *	—	—	(22.0)
	$726.8	$648.9	$508.8
By Product Category:
Skin Care	$365.8	$336.3	$273.2
Makeup	301.1	262.6	211.7
Fragrance	35.8	24.8	32.1
Hair Care	22.8	23.6	14.8
Other	1.3	1.6	(1.0)
	726.8	648.9	530.8
Special Charges *	—	—	(22.0)
	$726.8	$648.9	$508.8

*       Refer to the following discussion in “Fiscal 2004 as Compared with Fiscal 2003—Operating Expenses” for further information regarding these charges.

The following table presents certain consolidated earnings data as a percentage of net sales:

	Year Ended June 30
	2005	2004	2003
Net sales	100.0%	100.0%	100.0%
Cost of sales	25.5	25.5	26.0
Gross profit	74.5	74.5	74.0
Operating expenses:
Selling, general and administrative	62.9	62.9	63.1
Special charges	—	—	0.4
Related party royalties	—	0.3	0.4
	62.9	63.2	63.9
Operating income	11.6	11.3	10.1
Interest expense, net	0.2	0.5	0.2
Earnings before income taxes, minority interest and discontinued operations	11.4	10.8	9.9
Provision for income taxes	4.7	4.1	3.3
Minority interest, net of tax	(0.2)	(0.2)	(0.1)
Net earnings from continuing operations	6.5	6.5	6.5
Discontinued operations, net of tax	(0.1)	(0.6)	(0.2)
Net earnings	6.4%	5.9%	6.3%

Fiscal 2005 as Compared with Fiscal 2004

In order to meet the demands of consumers, we continually introduce new products, support new and established products through advertising, sampling and merchandising and phase out existing products that no longer meet the needs of our consumers. The economics of developing, producing and launching these new products influence our sales and operating performance each period. The introduction of new products may have some cannibalizing effect on sales of existing products, which we take into account in our business planning.

NET SALES

Net sales increased 9% or $538.5 million to $6,280.0 million reflecting growth in all major product categories, led by makeup and skin care, and growth in all geographic regions, led by Europe, the Middle East & Africa. Excluding the impact of foreign currency translation, net sales increased 7%.

Product Categories

Skin Care

Net sales of skin care products increased 10% or $212.0 million to $2,352.1 million. Approximately $179 million of this sales increase was related to the introduction of Future Perfect Anti-Wrinkle Radiance Creme SPF 15 and launches in the Perfectionist and Re-Nutriv product lines by Estée Lauder, launches of Superdefense Triple Action Moisturizers SPF 25 and certain Repairwear products by Clinique, the introduction of certain American Beauty and Good Skin™ products and the recent launch of Modern Friction by Origins. On a combined basis, strong sales of products in Clinique’s 3-Step Skin Care System and The Lifting Face Serum & The Lifting Intensifier by La Mer contributed approximately $29 million to the sales increase. Partially offsetting these increases was a decrease of approximately $52 million in sales of Perfectionist Correcting Serum for Lines/Wrinkles, Idealist Micro-D Deep Thermal Refinisher, and the White Light and LightSource lines of products by Estée Lauder. Excluding the impact of foreign currency translation, skin care net sales increased 7%.

Makeup

Makeup net sales increased 13% or $267.4 million to $2,366.8 million. The growth included approximately $56 million of net sales from the launches of American Beauty and Flirt!, and higher sales of Bobbi Brown products, collectively. An increase of approximately $105 million was attributable to the recent launches of Superbalanced Compact Makeup SPF 20 and Colour Surge Eye Shadow from Clinique and Lash XL Maximum Length Mascara, Tender Blush, Pure Pops Brush-on Color and AeroMatte Ultralucent Pressed Powder by Estée Lauder. Also contributing to sales growth was approximately $70 million of increased sales from M•A•C’s Small Eye Shadow, Studio Fix, Lustreglass and Pro Longwear Lipcolour. Partially offsetting these increases was a decrease of approximately $38 million in sales of the High Impact Mascara and High Impact Eye Shadow collections and the Glosswear line of products by Clinique as well as of Pure Color Lip Vinyl by Estée Lauder. Excluding the impact of foreign currency translation, makeup net sales increased 11%.

Fragrance

Net sales of fragrance products increased 3% or $39.5 million to $1,260.6 million. The increase was due to approximately $188 million in sales generated by the fiscal 2005 launches of DKNY Be Delicious and DKNY Be Delicious Men, True Star from Tommy Hilfiger, Lauder Beyond Paradise Men from Estée Lauder, Happy To Be from Clinique and Donald Trump The Fragrance. Partially offsetting the new product sales were decreases in sales of approximately $92 million of Estée Lauder Beyond Paradise, Aramis Life and Clinique Simply, which were launched in the prior year, as well as decreases in sales of approximately $49 million of Tommy Jeans and Tommy from Tommy Hilfiger, certain other Aramis products and Lauder Intuition Men from Estée Lauder. Excluding the impact of foreign currency translation, fragrance net sales increased slightly. We expect the fragrance category to remain challenging in fiscal 2006.

Hair Care

Hair care net sales increased 10% to $273.9 million. This increase amounting to $24.5 million was due to sales growth from Aveda and Bumble and bumble products. Aveda net sales increased as a result of sales of new professional color products and the introductions of Pure Abundance and Damage Remedy hair care products, while Bumble and bumble benefited from recent launches in its hair and scalp treatment line of products and the initial shipments of Crème de Coco shampoos and conditioners. Both of these brands also benefited from new points of distribution. Excluding the impact of foreign currency translation, hair care net sales increased 9%.

Geographic Regions

Net sales in the Americas increased 7% or $230.3 million to $3,351.1 million. This region experienced growth in all major categories which was fueled by the diversification in our product offerings as new products and brands mitigated challenges among certain core brands and successful prior year launches. In the United States, our makeup artist and hair care brands along with products from our Aramis and Designer Fragrances Division contributed approximately $145 million to the increase. In addition, higher net sales in Canada and the inclusion of BeautyBank products contributed approximately $76 million, collectively. The Americas region may be adversely impacted by the August 2005 merger of Federated Department Stores, Inc. and The May Department Stores Company.

In Europe, the Middle East & Africa, net sales increased 13% or $245.7 million to $2,109.1 million primarily due to higher net sales in the United Kingdom, our travel retail business, Spain, Portugal, South

Africa and Greece of approximately $179 million, collectively. The increase in net sales included benefits from the effect of the weaker U.S. dollar as compared to various European currencies. Excluding the impact of foreign currency translation, net sales in Europe, the Middle East & Africa increased 7%.

Net sales in Asia/Pacific increased 8% or $62.5 million to $819.8 million. This increase reflected higher net sales of approximately $51 million in China, Hong Kong, Australia and Taiwan, partially offset by lower sales in Japan of approximately $4 million. Excluding the impact of foreign currency translation, Asia/Pacific net sales increased 4%.

We strategically stagger our new product launches by geographic market, which may account for differences in regional sales growth.

COST OF SALES

Cost of sales as a percentage of total net sales was 25.5% and remained unchanged compared with the prior year. Favorable net changes in production and supply chain efforts of approximately 30 basis points, primarily driven by favorable material sourcing, were offset by the net change in the mix of our business within our geographic regions and product categories, as discussed above, which includes the impact of the BeautyBank brands. Changes in exchange rates compared with the prior year had a de minimis net impact on our cost of sales margin.

The higher price of oil is beginning to impact our cost of raw materials and componentry, however, we believe this will not have a material adverse effect on our cost of sales margin in the near future.

Since certain promotional activities are a component of sales or cost of sales and the timing and level of promotions vary with our promotional calendar, we have experienced, and expect to continue to experience, fluctuations in the cost of sales percentage. In addition, future cost of sales mix may be impacted by the inclusion of new brands which have margin and product cost structures different from those of our existing brands.

OPERATING EXPENSES

Operating expenses as a percentage of net sales improved to 62.9% from 63.2% in the prior fiscal year. Our planned increase in advertising, merchandising and sampling over the prior year of approximately 50 basis points was offset in full by our ongoing cost containment efforts to maintain expenses in line with our business needs. We also realized a benefit of approximately 30 basis points from the elimination of royalty payments previously made to Mrs. Estée Lauder. In fiscal 2006, we will experience an increase in operating expenses due to the recognition of costs related to employee stock-based compensation as a result of the adoption of SFAS No. 123(R), “Share-Based Payment” (see “Recently Issued Accounting Standards”).

Changes in advertising, sampling and merchandising spending result from the type, timing and level of activities related to product launches and rollouts, as well as the markets being emphasized.

OPERATING RESULTS

Based on the growth of net sales, our constant cost of sales margin and the improvement in our operating expense margin as previously discussed, operating income increased 12% or $77.9 million to $726.8 million as compared with the prior fiscal year. Operating margins were 11.6% of net sales in the current period as compared with 11.3% in the prior fiscal year.

Product Categories

Operating income increased 15% or $38.5 million in makeup and 9% or $29.5 million in skin care reflecting overall sales growth and sales of recently launched products. Operating results also increased 44% or $11.0 million in fragrance reflecting sales growth from new and recently launched products. While we experienced improved results in fiscal 2005 due to these new launches, the fragrance business continues to be challenging. Hair care operating results decreased 3% or $0.8 million reflecting an increase in operating expenses related to the growth of our business in the United States as well as the opening of new points of distribution in Korea and Japan, partially offset by increases in net sales as previously discussed. Hair care results were also adversely impacted in fiscal 2005 by the need to make alternative arrangements due to the bankruptcy of a third-party supplier. The situation was rectified during fiscal 2005.

Geographic Regions

Operating income in the Americas increased 13% or $43.0 million to $366.2 million, primarily due to higher net sales resulting from an overall improvement in the retail environment, strong product launches and growth from our newer brands. As noted above, we expect results in the Americas region to be adversely impacted by the August 2005 merger of Federated Department Stores, Inc. and The May Department Stores Company.

In Europe, the Middle East & Africa, operating income increased 10% or $28.4 million to $305.3 million primarily due to improved results from our travel retail business, Spain, the United Kingdom and Switzerland of approximately $33 million, collectively. Partially offsetting this improvement were lower results in France, which was negatively impacted by the consolidation of major retailers, and in Russia, where we converted our business from a distributor to a direct subsidiary, of approximately $6 million on a combined basis.

In Asia/Pacific, operating income increased 13% or $6.5 million to $55.3 million. This increase reflected improved results in Hong Kong, Taiwan, Thailand and Japan of approximately $10 million, collectively, partially offset by a decrease in operating income in Korea and China of approximately $6 million, combined. As China is an emerging market for us, we have invested, and plan to continue to invest, in new brand expansion and business opportunities. In addition, the Asia/Pacific region did not realize the benefits of spending behind new whitening products, which experienced a delay in launching during fiscal 2005.

INTEREST EXPENSE, NET

Net interest expense was $13.9 million as compared with $27.1 million in the prior year. The decrease in net interest expense was due primarily to a $16.5 million decrease in preferred stock dividends as a result of the redemption of $291.6 million aggregate principal amount of the 2015 Preferred Stock on June 10, 2004 and the reduction in the dividend rate on the remaining $68.4 million of the 2015 Preferred Stock. This improvement was partially offset by an increase in interest expense as a result of higher debt balances and, to a lesser extent, higher interest rates.

PROVISION FOR INCOME TAXES

The provision for income taxes represents Federal, foreign, state and local income taxes. The effective rate for income taxes for fiscal 2005 was 41.2% as compared with 37.7% in the prior year. The effective rate differs from statutory rates due to the effect of state and local taxes, tax rates in foreign jurisdictions, the effect of repatriating foreign earnings and certain nondeductible expenses.

During the fourth quarter of fiscal 2005, we formulated a plan to repatriate approximately $690 million of foreign earnings in fiscal 2006, which includes $500 million of extraordinary intercompany dividends under the provisions of the American Jobs Creation Act of 2004 (the “AJCA”). This action resulted in an aggregate tax charge of approximately $35 million in fiscal 2005, which included an incremental tax charge of approximately $28 million.

The increase in the effective income tax rate was attributable to the incremental tax charge resulting from the repatriation plan of approximately 390 basis points and an increase of approximately 120 basis points resulting from our foreign operations. These increases were partially offset by a reduction in the amount of nondeductible preferred stock dividends of approximately 100 basis points, a decrease in state and local income taxes of approximately 40 basis points and an increase in tax credits of approximately 20 basis points.

NET EARNINGS

Net earnings and diluted net earnings per common share increased approximately 19% and 20%, respectively. Net earnings as compared with the prior fiscal year improved $64.0 million to $406.1 million and diluted net earnings per common share improved to $1.78 from $1.48. Net earnings from continuing operations increased by $31.4 million or 8% and diluted net earnings per common share from continuing operations increased 10% to $1.80 from $1.64 in the prior fiscal year. The planned repatriation of foreign earnings in accordance with the AJCA, as discussed above, resulted in an incremental tax charge of approximately $28 million, or $0.12 per diluted common share. As noted above, net earnings in fiscal 2006 are expected to be adversely impacted by the adoption of SFAS No. 123(R), “Share-Based Payment.”  In addition, we expect results in the Americas region to be adversely impacted by the August 2005 merger of Federated Department Stores, Inc. and The May Department Stores Company.

Fiscal 2004 as Compared with Fiscal 2003

NET SALES

Net sales increased 14% or $691.7 million to $5,741.5 million, reflecting growth in all product categories and all geographic regions led by double-digit growth in Europe, the Middle East & Africa and Asia/Pacific and the inclusion of a full year of net sales of the Darphin line of products, which was acquired during the fourth quarter of fiscal 2003. Net sales results in Europe, the Middle East & Africa and Asia/Pacific benefited from the weakening of the U.S. dollar. Excluding the impact of foreign currency translation, net sales increased 9%.

Product Categories

Skin Care

Net sales of skin care products increased 13% or $246.4 million to $2,140.1 million. Approximately $60 million of this increase was attributable to the new launches of Hydra Complete Multi-Level Moisture Cream and Idealist Micro-D Deep Thermal Refinisher by Estée Lauder and Pore Minimizer by Clinique. Additionally, growth of approximately $134 million was due to strong sales of Clinique’s 3-Step Skin Care System and the Repairwear line of products from Clinique, Re-Nutriv Intensive Lift Serum and Re-Nutriv Intensive Eye Crème by Estée Lauder and the inclusion of a full year of net sales of the Darphin line of products, which are primarily skin care. Partially offsetting these increases were approximately $34 million of lower net sales of certain existing products such as Advanced Stop Signs by Clinique and White Light and LightSource product lines by Estée Lauder. Excluding the impact of foreign currency translation, skin care net sales increased 8%.

Makeup

Makeup net sales increased 14% or $257.8 million to $2,099.4 million, in part, due to net sales increases of our M•A•C and Bobbi Brown makeup artist lines of approximately $122 million, collectively. The increase in net sales also reflected approximately $79 million from the fiscal 2004 launches of Ideal Matte Refinishing Makeup SPF 8 and Electric Intense LipCreme by Estée Lauder and Perfectly Real Makeup and Colour Surge Bare Brilliance by Clinique. Also contributing to net sales growth were strong sales of approximately $53 million of High Impact Mascara, High Impact Eye Shadow and Skin Clarifying Makeup

by Clinique, as well as Pure Color Lip Vinyl and Artist’s Lip and Eye Pencils from Estée Lauder. Partially offsetting these increases were approximately $30 million of lower net sales of certain existing products such as So Ingenious Multi-Dimension Liquid Makeup and Pure Color Lipstick from Estée Lauder and Moisture Surge Lipstick from Clinique. Excluding the impact of foreign currency translation, makeup net sales increased 10%.

Fragrance

Net sales of fragrance products increased 15% or $161.5 million to $1,221.1 million, primarily attributable to the fiscal 2004 launches of Estée Lauder Beyond Paradise, Aramis Life, Clinique Simply and the Tommy Jeans collection, which together contributed approximately $194 million to the growth. These product launches primarily contributed to increased fragrance net sales outside the United States and are inclusive of improved results from our travel retail business. These net sales increases were partially offset by lower net sales of Estée Lauder pleasures, Intuition and Beautiful, certain Tommy Hilfiger products and Clinique Happy of approximately $90 million, collectively. Excluding the impact of foreign currency translation, fragrance net sales increased 10%.

Hair Care

Hair care net sales increased 9% or $20.5 million to $249.4 million. This increase resulted from sales growth from Aveda and Bumble and bumble products due to an increase in sales at existing salons and spas, new salon and spa openings and the success of new and existing products. Aveda net sales also increased as a result of the opening of new Company-owned Aveda Experience Centers. Partially offsetting the increase were lower net sales of Clinique’s Simple Hair Care System. Excluding the impact of foreign currency translation, hair care net sales increased 7%.

The introduction of new products may have some cannibalizing effect on sales of existing products, which we take into account in our business planning.

Geographic Regions

Net sales in the Americas increased 7% or $216.7 million to $3,120.8 million, primarily reflecting growth from our newer brands, the success of newly launched products and increases from most of our freestanding retail stores, all of which reflected the strengthening retail environment.

In Europe, the Middle East & Africa, net sales increased 24% or $364.2 million to $1,863.4 million. About $271 million was due to higher net sales from our travel retail business, the United Kingdom, Spain, Greece and South Africa, as well as the inclusion of a full year of net sales of the Darphin line of products. The increase includes the favorable effects of foreign currency exchange rates to the U.S. dollar. Excluding the impact of foreign currency translation, net sales in Europe, the Middle East & Africa increased 14%.

Net sales in Asia/Pacific increased 17% or $110.8 million to $757.3 million, primarily due to higher net sales of approximately $81 million in Japan, Australia, Taiwan, China and Thailand. Excluding the impact of foreign currency translation, net sales in Asia/Pacific increased 9%.

We strategically stagger our new product launches by geographic market, which may account for differences in regional sales growth.

COST OF SALES

Cost of sales as a percentage of total net sales improved to 25.5% from 26.0% reflecting production and supply chain efficiencies of approximately 70 basis points and lower costs from promotional activities of approximately 60 basis points. Partially offsetting these improvements were changes in exchange rates of approximately 40 basis points and costs related to inventory obsolescence and reconditioning and re-handling of goods of approximately 20 basis points. Also offsetting these improvements were costs associated with higher travel retail sales, which contributed approximately 10 basis points. Travel retail has a higher cost of goods sold percentage because of its higher mix of fragrance sales coupled with its margin structure.

Since certain promotional activities are a component of sales or cost of sales and the timing and level of promotions vary with our promotional calendar, we have experienced, and expect to continue to experience, fluctuations in the cost of sales percentage. In addition, future cost of sales mix may be impacted by the inclusion of new brands which have margin and product cost structures different than our existing brands.

OPERATING EXPENSES

Our fiscal 2003 results, as reported in conformity with U.S. generally accepted accounting principles (“GAAP”), included an adjustment for a special pre-tax charge of $22.0 million, or $13.5 million after tax, equal to $.06 per diluted common share, in connection with the proposed settlement of a class action lawsuit brought against us and a number of other defendants. The amount of the charge in this case is significantly larger than similar charges we have incurred individually or in the aggregate for legal proceedings in any prior year, and, at that time, we did not expect to take a charge of a similar magnitude for a single matter like it in the near future. In the following discussions, we include the results as reported and the non-GAAP results. We have presented the non-GAAP results because of the special nature of the charge, which affects comparability from period to period. We believe that such measures provide investors with a view of our ongoing business trends and results of continuing operations. This is consistent with the approach used by management in its evaluation and monitoring of such trends and results and provides investors with a base for evaluating future periods. There were no events or transactions subsequent to fiscal 2003 for which we believe such a discussion would be relevant.

In fiscal 2003, operating expenses and operating income in accordance with GAAP were $3,227.7 million or 63.9% of net sales and $508.8 million or 10.1% of net sales, respectively. Before the charge (non-GAAP results) operating expenses would have been $3,205.7 million or 63.5% of net sales and operating income would have been $530.8 million or 10.5% of net sales.

While we consider the non-GAAP financial measures useful in analyzing our results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

Fiscal 2004 operating expenses decreased to 63.2% of net sales as compared with 63.9% of net sales in fiscal 2003. Before considering the effect of the special charge, operating expenses as a percentage of net sales decreased 30 basis points from 63.5% in fiscal 2003. Operating expenses as a percentage of net sales decreased approximately 100 basis points primarily due to the higher growth rate in net sales, particularly in the travel retail business, as well as our ongoing cost containment efforts to maintain expenses in line with our business needs, partially offset by operating expenses related to BeautyBank, the higher operating costs associated with newly acquired brands and expenses related to compliance with new regulatory requirements (such as those arising under the Sarbanes Oxley Act of 2002). Partially offsetting the net favorability in fiscal 2004 were higher levels of advertising, merchandising and sampling expenses incurred to support new and recently launched products of approximately 70 basis points.

Changes in advertising, sampling and merchandising spending result from the type, timing and level of activities related to product launches and rollouts, as well as the markets being emphasized.

Under agreements covering our purchase of trademarks for a percentage of related sales, royalty payments totaling $18.8 million and $20.3 million in fiscal 2004 and 2003, respectively, have been charged to expense. Such payments were made to Mrs. Estée Lauder until her death on April 24, 2004, after which time the final payments ceased to accrue and were made to a trust. This event resulted in a reduction of operating expenses in fiscal 2004 of $3.7 million, or $2.2 million after tax. We realized a benefit from the elimination of these royalty payments in fiscal 2005.

OPERATING RESULTS

Operating income increased 28% or $140.1 million to $648.9 million. Operating margins were 11.3% of net sales in fiscal 2004 as compared with 10.1% in fiscal 2003. Absent the special charge, operating income increased 22% or $118.1 million and operating margins increased 80 basis points from fiscal 2003. These increases in operating income and operating margin reflect sales growth, improvements in the components of cost of sales and a reduction in operating expenses as a percentage of net sales.

Net earnings and diluted net earnings per common share increased approximately 7% and 17%, respectively. Net earnings improved $22.3 million to $342.1 million and diluted net earnings per common share increased by 17% from $1.26 to $1.48. Net earnings from continuing operations increased by $49.4 million or 15% and diluted net earnings per common share from continuing operations increased 26% to $1.64 from $1.30 in the prior year. Absent the special charge, net earnings from continuing operations increased by $35.9 million or 10% and diluted net earnings per common share from continuing operations increased 21% from $1.36.

The following discussions of Operating Results by Product Categories and Geographic Regions exclude the impact of the fiscal 2003 special charge. We believe the following analysis of operating income better reflects the manner in which we conduct and view our business.

Product Categories

Operating income increased 23% to $336.3 million in skin care, 24% to $262.6 million in makeup and 59% to $23.6 million in hair care reflecting overall sales growth and new product launches. Operating income decreased 23% to $24.8 million in fragrance reflecting the softness in that product category in the United States as well as increased support spending related to new product launch activities.

Geographic Regions

Operating income in the Americas increased 23% or $60.5 million to $323.2 million due to sales growth resulting from an improved retail environment, strong product launches and growth from newer brands. In Europe, the Middle East & Africa, operating income increased 22% or $50.2 million to $276.9 million primarily due to significantly improved results from our travel retail business, improved operating results in the United Kingdom and Spain as well as the addition of a full year of results of the Darphin line of products, all of which contributed approximately $72 million to the increase. Partially offsetting these increases were approximately $25 million of lower gains on foreign exchange transactions and lower results in Switzerland and Italy due to difficult market conditions, collectively. In Asia/Pacific, operating income increased 18% or $7.4 million to $48.8 million. This increase reflected improved results in Taiwan, Hong Kong and Thailand, partially offset by lower results in Korea, of approximately $7 million, combined.

INTEREST EXPENSE, NET

Net interest expense was $27.1 million as compared with $8.1 million in fiscal 2003. The increase in net interest expense was due to the inclusion of the dividends on redeemable preferred stock of $17.4 million as interest expense in fiscal 2004. This change in reporting resulted from a change in accounting standards which prohibited us from restating fiscal 2003 results. To a lesser extent, interest expense was also affected by higher average net borrowings and a marginally higher effective interest rate on our debt portfolio.

PROVISION FOR INCOME TAXES

The provision for income taxes represents Federal, foreign, state and local income taxes. The effective rate for income taxes for fiscal 2004 was 37.7% as compared with 32.9% in fiscal 2003. These rates differ from statutory rates, reflecting the effect of state and local taxes, tax rates in foreign jurisdictions and certain nondeductible expenses. The increase in the effective income tax rate was attributable to the inclusion of the dividends on redeemable preferred stock as interest expense, which are not deductible for income tax purposes (approximately 100 basis points), the mix of global earnings (approximately 150 basis points) and, to a lesser extent, the timing of certain tax planning initiatives. The fiscal 2003 rate included benefits derived from certain favorable tax negotiations (approximately 230 basis points).